As filed with the Securities and Exchange Commission on January 7, 2019

Registration No. 333-213515

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dell Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	80-0890963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Dell Way

Round Rock, Texas 78682

(Address of Principal Executive Offices) (Zip Code)

Dell Technologies Inc. 2013 Stock Incentive Plan

(Full title of the plan)

Richard J. Rothberg, Esq.

General Counsel and Secretary

One Dell Way

Round Rock, Texas 78682

Telephone: (800) 289-3355

(Name and address and telephone number, including area code, of agent for service)

Copies to:

Richard J. Parrino, Esq.

Kevin K. Greenslade, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF CLASS V COMMON STOCK

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-213515) filed by Dell Technologies Inc., a Delaware corporation (the “Company”), on September 6, 2016 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registered (1) 75,000,000 shares of Class C common stock, $0.01 par value per share (the “Class C Common Stock”), of the Company and (2) 500,000 shares of Class V common stock, $0.01 par value per share (the “Class V Common Stock”), of the Company for issuance and sale pursuant to the Dell Technologies Inc. 2013 Stock Incentive Plan.

On December 28, 2018, the Company completed a transaction (the “Class V transaction”) pursuant to which each outstanding share of Class V Common Stock was converted into the right of the holder thereof to receive either (1) $120.00 in cash, without interest, subject to a cap of $14 billion on the aggregate cash consideration, or (2) 1.8066 shares of Class C Common Stock. The Class V transaction was effected pursuant to an Agreement and Plan of Merger, dated as of July 1, 2018 and amended as of November 14, 2018, between the Company and Teton Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub was merged with and into the Company, with the Company continuing as the surviving corporation.

As a consequence of the Class V transaction, the Company has terminated all offerings of the Class V Common Stock under the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, and in accordance with Rule 478 under the Securities Act, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, solely all shares of Class V Common Stock registered under the Registration Statement that remain unsold as of the date hereof.

The Registration Statement continues in effect with respect to all shares of Class C Common Stock registered under the Registration Statement that remain available for offer or sale pursuant thereto as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Round Rock, State of Texas, on this 7th day of January, 2019.

DELL TECHNOLOGIES INC.

By:	/s/ Michael S. Dell
Name:	Michael S. Dell
Title:	Chairman of the Board and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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